EXHIBIT 99.1

FOR IMMEDIATE RELEASE

AFFINITY GAMING ANNOUNCES THREE-MONTH RESULTS
FOR THE PERIOD ENDED MARCH 31, 2014

Las Vegas, NV - May 14, 2014 - Affinity Gaming (“Affinity” or the “Company”) today announced results for the three-month period ended March 31, 2014.

First Quarter 2014 Financial Summary

Consolidated Results

The Company recorded net revenue from continuing operations of $96.6 million during the quarter ended March 31, 2014, compared to net revenue of $101.0 million during the same quarter of 2013, a decrease of $4.5 million, or 4.4%. Adjusted EBITDA during the first quarter of 2014 was $14.0 million, compared to $18.1 million during the first quarter of 2013, a decline of $4.2 million, or 22.9%.

Segment Results

Nevada – The Nevada segment recorded net revenue during the first quarter of 2014 of $57.1 million, a decrease of $2.8 million, or 4.7%, when compared to the same quarter of 2013. The net revenue declines were primarily attributable to a $2.2 million, or 25.6%, increase in promotional allowances resulting from aggressive campaigns designed to foster additional visitation and spend per visit in competition with the rich promotional gaming and lodging offers in the Las Vegas market. Fuel and retail net revenues declined $1.6 million, or 10.5%, due to the leased diesel fuel operations at Primm. During the third quarter of 2013, Affinity completed a new travel center at its Whiskey Pete’s Hotel & Casino and entered into an equipment lease agreement whereby a third-party operates the diesel fuel sales and a maintenance station for commercial vehicles. The Company receives lease income, based on gallons of diesel fuel sold and maintenance services rendered at the station, which replaces the net revenue and operating expense it recorded while operating the diesel fuel station during the same period in the prior year. Increases in food and beverage revenue of $0.6 million, or 7.7%, and in other revenue of $0.4 million, or 14.4%, partially offset the declines in casino and fuel and retail revenue. Food and beverage revenue increased as a result of added promotional food offers, while other revenue increased because the Company hosted more shows at its Primm entertainment venues.

During the first quarter of 2014 Nevada Segment Adjusted EBITDA was $7.4 million, versus $8.7 million during the same quarter of 2013, a decrease of $1.3 million, or 15.1%. The Adjusted EBITDA decline was primarily attributable to the promotional allowance increases discussed above which resulted in casino EBITDA declines. Casino EBITDA declines were offset by increases in the EBITDA contributions from food and beverage, lodging, fuel and retail and other operating divisions.

Midwest – The Midwest segment recorded net revenue of $29.9 million, a decrease of $1.9 million, or 5.9%, when compared to the same quarter of 2013. The decrease resulted almost entirely from a decrease in casino revenue, which was attributable to severe winter weather and market declines as the Company continued to see reduced admissions and a reduction in the spend per visit.

Primarily as a result of the foregoing revenue reductions, the Midwest segment’s Adjusted EBITDA was $8.3 million during the first quarter of 2014, a decline of $2.2 million, or 20.7%, when compared to the same quarter of 2013.

Colorado – The Colorado segment’s net revenue slightly increased when compared to the same quarter of 2013, despite the impact of severe winter weather. The segment’s Adjusted EBITDA was $1.3 million during the first quarter of 2014, a decline of $1.1 million, or 45.7%, when compared to the same quarter of 2013. Increased promotional expenses offset the modest revenue increase, as the Company ran aggressive marketing campaigns designed to attract trial visitation. Additionally, during periods of significant revenue declines as the Company experienced related to weather, there were fewer opportunities to reduce variable operating expenses which contributed to the EBITDA margin declines.

Corporate Operations

Corporate expense during the first quarter of 2014 was $2.9 million, a decrease of approximately $0.4 million, or 11.3%, when compared to the same quarter of 2013. The corporate expense decrease primarily relates to reductions in legal and professional fees and payroll expense savings. Corporate expense, which represents unallocated payroll, professional fees and other expense not directly attributed to reportable segments, is net of fees earned under the consulting agreement with the operator of the Rampart Casino at the JW Marriott Resort in Las Vegas, from which the Company collected $0.5 million in management fees for the quarters ended March 31, 2014 and 2013.

“Our first quarter 2014 performance was impacted by extreme weather conditions across several of our regions, increased competition and soft consumer trends,” said David D. Ross, Chief Executive Officer. “Despite the tough operating environment, we remain focused on further improving our existing properties, implementing strategic cost containment measures where necessary without sacrificing customer service and continuing to offer a best-in-class locals-oriented experience at our resorts.”

Conference Call Information

Affinity Gaming will be hosting its first quarter 2014 conference call today at 10:00 a.m. Pacific Time (1:00 p.m. Eastern). The conference call number is (877) 705-6003. Please call at least 10 minutes prior to the scheduled start time. A live webcast of the conference call will also be available on Affinity’s website at www.affinitygaming.com.

A replay of the call will be available two hours following the end of the call through 9:00 p.m. Pacific Time (12:00 a.m. Eastern Time) on May 21, 2014 at www.affinitygaming.com, and by telephone at (877) 870-5176; passcode 13581372.

Key Financial Results

The following table presents the Company’s key financial results from continuing operations (in thousands):

	Quarter Ended March 31,
	2014	2013
Net Revenue
Nevada [1]	$57,069	$59,903
Midwest	29,862	31,721
Colorado	9,639	9,422
Total net revenue	$96,570	$101,046

Adjusted EBITDA [2]
Nevada	7,356	8,668
Midwest	8,256	10,414
Colorado	1,260	2,320
Corporate expense and other	(2,890)	(3,257)
Total adjusted EBITDA	$13,982	$18,145

1.
The Company’s continuing operations in Nevada include properties located in Primm (Primm Valley Casino, Resort & Spa; Buffalo Bill’s Resort & Casino; and Whiskey Pete’s Hotel & Casino), Silver Sevens Hotel & Casino (f/k/a Terrible’s Hotel & Casino) in Las Vegas, and Rail City Casino in Sparks.

2.
The Company uses certain measures which are not defined by generally accepted accounting principles (“GAAP”) to evaluate various aspects of its business. Adjusted EBITDA is a non-GAAP financial measure and should be considered in addition to, not as a substitute for, net income reported in accordance with GAAP. This term, as defined by Affinity Gaming, may not be comparable to similarly titled measures used by other companies. Adjusted EBITDA as used in this press release is earnings before interest expense; income tax; depreciation and amortization; share-based compensation expense; pre-opening costs; write offs, reserves and recoveries; loss on extinguishment or modification of debt; loss on impairment of assets; gains or losses on the disposition of assets; and restructuring and reorganization costs. In future periods, the calculation of Adjusted EBITDA may be different than in this release. A reconciliation between Adjusted EBITDA and Net Income is provided in this release.

Additional Financial Information

The following tables present additional financial information (in thousands):

	March 31, 2014	December 31, 2013
Cash and cash equivalents	$150,312	$140,857
Total long-term debt	390,759	391,246

	Quarter Ended March 31,
	2014	2013
Capital expenditures
Nevada	$33	$2,553
Midwest	665	577
Colorado	149	1,406
Reportable segment capital expenditures	$847	$4,536
Corporate	22	4
Total capital expenditures	869	4,540

Reconciliation of Adjusted EBITDA

The following tables reconcile Adjusted EBITDA to operating income (in thousands):

	Quarter Ended March 31, 2014
	Adjusted EBITDA	Depreciation and Amortization	Share-Based Compensation	Pre-Opening Expense	Write Downs, Reserves and Recoveries	Operating Income from Continuing Operations
Nevada	7,356	(3,664)	—	—	(23)	3,669
Midwest	8,256	(1,820)	—	—	—	6,436
Colorado	1,260	(1,290)	—	—	—	(30)
Corporate and other	(2,890)	(292)	(47)	—	—	(3,229)
Continuing operations	13,982	(7,066)	(47)	—	(23)	6,846

	Quarter Ended March 31, 2013
	Adjusted EBITDA	Depreciation and Amortization	Share-Based Compensation	Pre-Opening Expense	Write Downs, Reserves and Recoveries	Operating Income from Continuing Operations
Nevada	8,668	(3,590)	—	—	—	5,078
Midwest	10,414	(1,757)	—	—	—	8,657
Colorado	2,320	(1,307)	—	—	—	1,013
Corporate and other	(3,257)	(217)	(333)	—	—	(3,807)
Continuing operations	18,145	(6,871)	(333)	—	—	10,941

Cautionary Statement Regarding Forward-Looking Statements

This press release may contain forward-looking statements, which can be identified by the use of words such as “anticipates,” “intends,” “plans,” “seeks,” “believes,” “estimates,” “expects,” “projects,” “may,” “will” or “should” or the negative or other variation of these or similar words, or by discussions of strategy or risks and uncertainties, and similar references to future periods. These statements are based on management’s current expectations and assumptions about the industries in which the Company operates. Forward-looking statements are not guarantees of future performance and are subject to significant risks and uncertainties that may cause actual results or achievements to be materially different from the future results or achievements expressed or implied by the forward-looking statements. These risks and uncertainties include, but are not limited to, those risks and uncertainties described in the Company’s most recent Annual Report on Form 10-K, including under “Cautionary Statement Regarding Forward-Looking Statements” and “Risk Factors.” The Annual Report on Form 10-K can be accessed through the “Corporate Information” section of the Company’s website at www.affinitygaming.com. The Company disclaims any intent or obligation to update or revise any forward-looking statements in response to new information, unforeseen events, changed circumstances or any other occurrence.

About Affinity Gaming

Affinity Gaming is a diversified casino gaming company headquartered in Las Vegas, Nevada. The Company’s casino operations consist of eleven casinos, five of which are located in Nevada, three in Colorado, two in Missouri and one in Iowa. Additionally, Affinity Gaming provides consulting services under an agreement to support the operations of the Rampart Casino at the JW Marriott Resort in Las Vegas. For more information about Affinity Gaming, please visit its website: www.affinitygaming.com.

Contact

Affinity Gaming
David D. Ross, Chief Executive Officer
(702) 341-2410

Affinity Gaming
Donna Lehmann, Sr. VP, Chief Financial Officer and Treasurer
(702) 341-2417

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